EXHIBIT 3.05(i)

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

BIGTOKEN PREFERRED TRACKING STOCK

PURSUANT TO SECTION 151 GENERAL CORPORATION LAW

        The undersigned, Christopher Miglino does hereby certify that:

                1. He is the President and Secretary, respectively, of SRAX, Inc., a Delaware corporation (the “Corporation”).

                2. The Corporation is authorized to issue 50,000,000 shares of preferred stock, none of which have been issued.

                3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them;

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Tracking Stock Policy, up to 20,000,000 shares of the preferred stock which the Corporation has the authority to issue, subject to the powers of the Board of Directors to increase such number, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.

Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Average Market Value” means, of a share of any class of common stock or other Publicly Traded capital stock, the weighted average of the daily SRAX Market Values of one share of such class of common stock or such other capital stock over the applicable period prescribed in this Certificate of Incorporation.

“BIGToken” means BIGToken, Inc., a Delaware Corporation.

“BIGToken Application” means the consumer data management and distribution system that works with users’ interactions for the completion of tasks thereunder for compensation.

“BIGToken Group” means, as of any date, and as determined or may be determined from time to time by the Board of Directors:

(i)

the direct and indirect interest of BIGToken and any of BIGToken’s Subsidiaries in all of the businesses, assets, properties, liabilities and preferred stock of BIGToken, or. any of BIGToken’s Subsidiaries;

(ii)

all assets, liabilities and businesses acquired or assumed by the Corporation or any of the Corporation’s Subsidiaries for the account of BIGToken, or contributed, allocated or transferred to BIGToken (including, but not limited to the net proceeds of any issuances, sales or incurrences for the account of BIGToken securities, or indebtedness or preferred stock attributed to BIGToken); and

(iii)

all net income and net losses arising in respect of the foregoing and the net proceeds of any disposition of any of the foregoing.

Notwithstanding the foregoing, in no event will any changes or determinations made by the Board of Directors pursuant to the terms of this Certificate of Designation or the Tracking Stock Policy result in the reallocation of the BIGToken Application and any data derived from the BIGToken Application from the BIGToken Group to the SRAX Group, unless pursuant to a Change of Control for fair and adequate consideration.

“BIGToken Group Allocable Net Proceeds” means with respect to any BIGToken Group Disposition, the amount (rounded, if necessary, to the nearest dollar)

obtained by multiplying (x) the BIGToken Group Net Proceeds of such BIGToken Group Disposition, by (y) the Preferred Tracking Stock Allocation Percentage.

“BIGToken Group Available Dividend Amount” shall have the meaning set forth in Section 3(a).

“BIGToken Group Conversion Date” means any date and time fixed by the Board of Directors for a conversion of shares of Preferred Tracking Stock pursuant to Section 6.

“BIGToken Group Disposition” means the Disposition, in one transaction or a series of related transactions, by the Corporation and its Subsidiaries of assets of the BIGToken Group constituting all or substantially all of the assets of the BIGToken Group to one or more Persons.

“BIGToken Group Market Value” means (i) if BIGToken Group is Publicly Traded, the value of the BIGToken Group on a given date as determined by multiplying the number of outstanding equity securities (on an as converted basis) by the closing price of the security on the listed exchange and (ii) if the BIGToken Group is not Publicly Traded, as determined in good faith by the Board of Directors.

“BIGToken Group Net Proceeds” means as of any date, with respect to any BIGToken Group Disposition, an amount, if any, equal to the Fair Value of what remains of the gross proceeds of such BIGToken Group Disposition to the Corporation after any payment of, or reasonable provision for, without duplication, (i) all taxes, including withholding taxes, payable by the Corporation or any of its Subsidiaries (currently, or otherwise as a result of the utilization of the Corporation’s tax attributes) in respect of such BIGToken Group Disposition or in respect of any resulting dividend or redemption pursuant to Section 6(c)(1), (2), (3) or (4), (ii) all transaction costs, including, without limitation, all legal, investment banking, finders’ fees, and accounting fees and expenses, (iii) all allocable liabilities (contingent or otherwise), including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation or any of its Subsidiaries incurred in connection with or resulting from such BIGToken Group Disposition or otherwise, and any liabilities for future purchase price adjustments and (iv) all preferential amounts plus any accumulated and unpaid dividends in respect of the securities attributed to the BIGToken Group. For purposes of this definition, any assets of the BIGToken Group remaining after such BIGToken Group Disposition will constitute “reasonable provision” for such amount of taxes, costs, liabilities and other obligations as can be supported by such assets.

“BIGToken Group Redemption Amount” shall have the meaning set forth in Section 6(c)(2).

“BIGToken Group Redemption Selection Date” means the date and time fixed by the Board of Directors on which shares of Preferred Tracking Stock are selected for redemption pursuant to Section 6 and as further defined in Section 6(b).

“BIGToken Group Subsidiary” shall have the meaning set forth in Section 6(b).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

 “Capital Stock” means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or partnership or membership interests, whether common, preferred or otherwise.

“Change of Control Transaction” means the occurrence after the date of this Certificate of Designation, any of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50.1% of the voting securities of the Corporation (other than by means of conversion or disposition of Preferred Tracking Stock and the securities issued thereunder), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 50.1% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 50.1% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the date of this Certificate of Designation (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the date of this Certificate of Designation), or (e) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

 “Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s Class A common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Corporation’s Optional Redemption Notice” shall have the meaning set forth in Section 6(a).

“Corporation’s Optional Redemption Notice Date” shall have the meaning set forth in Section 6(a).

“Delaware Courts” shall have the meaning set forth in Section 9(e).

“Determination Date” shall have the meaning set forth in Section 8(a).

 “DGCL” means the Delaware General Corporate Law.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Transaction” means, with respect to the BIGToken Group:

(i)

the Disposition by the Corporation of all or substantially all of BIGToken Group’s assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to stockholders as referred to in Section 5;

(ii)

the Disposition of the businesses, assets, properties, liabilities and preferred stock of the BIGToken Group as contemplated by Section 5 or otherwise to holders of shares of the series of common stock related to such group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such class or series outstanding;

(iii)

 the Disposition to any majority owned Subsidiary of the Corporation; or

(iv)

a Disposition conditioned upon the approval of the holders of Preferred Tracking Stock (other than shares held by the Corporation’s Affiliates), voting as a separate voting group.

“Fair Market Value” means, as of a given date, (i) with respect to cash, the value of such cash on such date, (ii) with respect to Marketable Securities and any other securities that are immediately and freely tradeable on stock exchanges and over-the-counter markets, the average of the closing price of such securities on its principal exchange or over-the-counter weighted market for the ten (10) trading days immediately preceding such date and (iii) with respect to any other securities or other assets, the fair value per security of the applicable securities or assets as of such date on the basis of the sale of such securities or assets in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion, determined in good faith by the Board of Directors..

“Fair Value” means as of any date:

(i) in the case of any equity security or debt security that is Publicly Traded, the Market Value thereof, as of such date;

(ii) in the case of any equity security or debt security that is not Publicly Traded, the fair value per share of stock or per other unit of such security, on a fully distributed basis (excluding any illiquidity discount), as determined by a qualified valuation expert experienced in the valuation of securities selected in good faith by the Board of Directors, or, if no such investment banking firm is selected, as determined in the good faith judgment of the Board of Directors;

(iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on such date or, if not so published, at such rate as shall be determined in good faith by the Board of Directors based upon such information as the Board of Directors shall in good faith determine to be appropriate; and

(iv) in the case of assets or property other than securities or cash, the “Fair Value” thereof shall be determined in good faith by the Board of Directors based upon such information (including, if deemed desirable by the Board of Directors, appraisals, valuation reports or opinions of experts) as the Board of Directors shall in good faith determine to be appropriate.

“Fundamental Transaction” means (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person, acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Holder” shall have the meaning set forth in Section 2.

“Issuance Date” means the date a Holder receives its Preferred Tracking Stock.

 “Liquidation” shall have the meaning set forth in Section 5.

“Marketable Securities” means securities that (i) are traded on a national exchange or any successor thereto, (ii) are, at the time of consummation of the applicable transfer, registered, pursuant to an effective registration statement and will remain registered until such time as such securities can be sold by the holder thereof pursuant to Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time, without any volume or manner of sale restrictions, and (iii) are not subject to restrictions on transfer as a result of any applicable contractual provisions or by law (including the Securities Act). For the purpose of this definition, Marketable Securities are deemed to have been received on the trading day immediately prior to the Applicable Date.

“Optional Redemption” shall have the meaning set forth in Section 6(a).

“Optional Redemption Amount” means the BIGToken Group Market Value multiplied by the Preferred Tracking Stock Allocation Percentage and then divided by the total number of issued and outstanding shares of Preferred Tracking Stock on the Optional Redemption Notice Date.

“Optional Redemption Amount Maximum” shall mean such percentage as determined from time to time pursuant to the Tracking Stock Policy.

“Optional Redemption Date” means the last business day of each calendar quarter.

 “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Per Share Price” means (i) if the BIGToken Group is Publicly Traded, the BIGToken Group Market Value multiplied by the Preferred Tracking Stock Allocation Percentage then divided by the number of shares of Preferred Tracking Stock on the applicable measure date, (ii) in the event of a BIGToken Group Disposition, (x) the BIGToken Group Net Proceeds multiplied by the Preferred Tracking Stock Allocation Percentage, divided by (y) the total number of outstanding shares of Preferred Tracking Stock on such applicable date or (iii) if the BIGToken Group is not Publicly Traded, the price determined in good faith by the Board of Directors.

“Preferred Tracking Stock” shall have the meaning set forth in Section 2.

“Preferred Tracking Stock Allocation Percentage” means such percentage amount, as determined from time to time, pursuant to the Tracking Stock Policy.

“Publicly Traded” means with respect to shares of capital stock or other securities, that such shares or other securities are traded on a U.S. securities exchange.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “SRAX Group” means, as of any date, and as determined by the Board of Directors:

(i)

the direct and indirect interest of the Corporation and any of its Subsidiaries in all of the businesses, assets, properties, liabilities and preferred stock, or any of its Subsidiaries, excluding the BIGToken Group;

(ii)

all assets, liabilities and businesses acquired or assumed by the Corporation or any of its Subsidiaries for the account of the Corporation, or contributed, allocated or transferred to the Corporation (including the net proceeds of any issuances, sales or incurrences for the account of the Corporation’s securities, or indebtedness or preferred stock attributed to the Corporation, excluding those items allocated to the BIGToken Group; and

(iii)

all net income and net losses arising in respect of the foregoing and the proceeds of any disposition of any of the foregoing.

“SRAX Market Value” means (i) if the Corporation is Publicly Traded, the value of the Corporation on a given date as determined by multiplying the number of outstanding equity securities (on an as converted to Common Stock basis) (but excluding shares of the Preferred Tracking Stock), by the closing price of the Common Stock on the Trading Market and (ii) if the Corporation is not Publicly Traded, as determined in good faith by the Board of Directors.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of this Certificate of Designation.

“Tracking Stock Policy” means the policy of the Corporation’s Preferred Tracking Stock adopted by the Corporation and as modified or amended thereto.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

Section 2.

Designation, Amount and Par Value. The series of preferred stock shall be designated as the BIGToken Preferred Tracking Stock (the “Preferred Tracking Stock”) and the number of shares so designated shall be up to 20,000,000 (which shall be subject to increase at the sole discretion of the Board of Directors and without the consent of the holders of the Preferred Tracking Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Tracking Stock shall have a par value of $0.0001 per share and a stated value equal to $0.20, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3.

Dividends.

a)

Dividends on the Preferred Tracking Stock.  Dividends on the Preferred Tracking Stock, if any, may be declared, at the sole discretion of the Board of Directors, and if declared, paid only out of the lesser of (i) assets of the Corporation legally available therefor and (ii) the BIGToken Group Available Dividend Amount (as defined below). The “BIGToken Group Available Dividend Amount” shall mean, as of any date, an amount equal to (x) the decimal equivalent of the Preferred Tracking Stock Allocation Percentage then in effect, multiplied by (y) the amount that would then be legally available under DGCL for the payment of dividends on the Capital Stock of a Delaware corporation separate from the Corporation, as if the BIGToken Group constituted all of the assets, liabilities and operations of such corporation (with no other assets, liabilities or operations), shall at all times be in the sole discretion of the Board of Directors, subject to any legal or contractual restrictions.  Dividends may be paid in cash, in property, or in shares of the Corporation's Capital Stock.

b)

Discrimination Between Common Stock and the Preferred Tracking Stock.  The Board of Directors may, in its sole discretion, declare dividends payable exclusively to the holders of Common Stock, any of the Corporation’s other series of preferred stock or the Preferred Tracking Stock or any other series of Capital Stock, whether existing now or in the future, exclusively to the holders of all such classes in equal or unequal amounts, notwithstanding the respective voting and liquidation rights of each class, the amount of prior dividends declared on each class or any other factor.

Section 4.

Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Tracking Stock shall have no voting rights.

Section 5.

Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation or BIGToken Group, whether voluntary or involuntary (a “Liquidation”), after payment, provisions, and establishments of reserves for payment of the debts and liabilities of the Corporation and payment or provisions for payment of any preferential amount due to the holders of any other class or series of Capital Stock as to payments upon Liquidation, the

Holders shall be entitled to be paid out of the remaining assets of the Corporation available for distribution to its stockholders, an amount per share determined as follows:

a)

Liquidation of the Corporation. With regard to the Liquidation of the Corporation, the Holder’s proportionate interest shall be the (x) (I) the decimal equivalent of the Preferred Tracking Stock Allocation Percentage then in effect, multiplied by (II) the BIGToken Group Market Value divided by (y) the SRAX Market Value.

b)

Liquidation of BIGToken Group.  With regard to the Liquidation of the BIGToken Group and the continuation of the remaining business of the Corporation, the Holder’s prorated interest in the assets of the BIGToken Group shall be (x) the decimal equivalent of the Preferred Tracking Stock Allocation Percentage then in effect, multiplied by (y) the BIGToken Group Market Value.

Section 6.

Redemption/Exchange of the Preferred Tracking Stock by the Corporation.

a)

Redemption for Cash at the Election of the Corporation.  Subject to the provisions of this Section 6(a), at any time after the 6-month anniversary of each Holder’s respective Issuance Date but at least 10 Trading Days prior to the next Optional Redemption Date, the Corporation may deliver a notice to the Holders (a “Corporation’s Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the (“Corporation’s Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding shares of the Preferred Tracking Stock, for cash subject to the assets of the Corporation being legally available, in an amount equal to the Optional Redemption Amount, per share, on the next applicable Optional Redemption Date (and such redemption, the “Optional Redemption”).  The Optional Redemption Amount is payable in full on the Optional Redemption Date.

b)

Redemption for Securities of BIGToken Group Subsidiary. At any time at which a wholly owned Subsidiary of the Corporation (the “BIGToken Group Subsidiary”) holds, directly or indirectly, all of the assets and liabilities attributed to the BIGToken Group, the Corporation may, at its option and subject to the assets of the Corporation being legally available therefor, redeem all of the outstanding shares of Preferred Tracking Stock for shares of common stock of such BIGToken Group Subsidiary, as provided herein; provided that such common stock, upon issuance in such redemption, will have been registered under all applicable U.S. securities laws. The number of shares of common stock of the BIGToken Group Subsidiary to be delivered in redemption of each outstanding share of the Preferred Tracking Stock will be equal to the amount (rounded, if necessary, to the nearest five decimal places) obtained by (x) the product of: (I) the number of outstanding shares of common stock of the BIGToken Group Subsidiary and (II) the Preferred Tracking Stock Allocation Percentage, divided by (y) the product of  (I) the number of outstanding shares of the Preferred Tracking Stock, in each case, as of the BIGToken Group Redemption Selection Date and (II) one (1) minus the Preferred Tracking Stock Allocation Percentage. Any redemption pursuant to this Section 6(b) shall occur on the date the Corporation provides public notice made pursuant to Section 6(d)(2) (the

“BIGToken Group Redemption Selection Date”). The Corporation shall not redeem shares of the Preferred Tracking Stock for shares of common stock of the BIGToken Group Subsidiary pursuant to this Section 6(b) without redeeming all outstanding shares of the Preferred Tracking Stock in accordance with this Section 6(a).  Any redemption pursuant to this Section 6(b) will occur on a BIGToken Group Redemption Selection Date set forth in a notice to holders of Preferred Tracking Stock pursuant to Section 6(d)(2).  If the Board of Directors determines to effect a redemption of the Preferred Tracking Stock pursuant to this Section 6(b), shares of Preferred Tacking Stock shall be redeemed in exchange for a common stock of the BIGToken Subsidiary, as determined by the Board of Directors, on an equal per share basis, with the Board of Directors having the sole discretion whether to issue fractional shares.

c)

Dividend, Redemption or Conversion in Case of BIGToken Group Disposition.  In the event of a BIGToken Group Disposition (other than in one or a series of Excluded Transactions), the Corporation will, on or prior to the 120th Trading Day following the consummation of such BIGToken Group Disposition and in accordance with the applicable provisions of this Section 6, take the actions referred to in one of Section 6(c)(1), (2), (3) or (4) below, as determined and elected by the Board of Directors, in their sole discretion:

(1)

Subject to Section 3, the Corporation may declare and pay a dividend payable in cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, to the Holders, equal to the Tracking Stock Allocation Percentage multiplied by the aggregate Fair Value of the BIGToken Group Allocable Net Proceeds of such BIGToken Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the BIGToken Group Disposition), as of the record date for determining the holders entitled to receive such dividend, as the same may be determined by the Board of Directors, with such dividend to be paid in accordance with the applicable provisions of Section 3.

(2)

Provided that there are assets of the Corporation legally available therefor and the BIGToken Group Available Dividend Amount would have been sufficient to pay a dividend pursuant to Section 6(c)(1), in lieu of effecting the redemption provided for in this Section 6(c)(2), the Corporation may apply an aggregate amount of cash or Publicly Traded securities (other than securities of the Corporation) or any combination thereof, equal to: (i) Tracking Stock Allocation Percentage multiplied by (ii) by the Fair Value of  the BIGToken Group Allocable Net Proceeds of such BIGToken Group Disposition (regardless of the form or nature of the proceeds received by the Corporation from the BIGToken Group Disposition) as of the BIGToken Group Redemption Selection Date (the “BIGToken Group Redemption Amount”) to the redemption of outstanding shares of the Preferred Tracking Stock for an amount per share equal to: (I) (the BIGToken Market Value multiplied by the Preferred Tracking Stock Allocation Percentage), divided by (II) the total number of issued and outstanding shares of the Preferred Tracking Stock on the day immediately preceding the public announcement of the BIGToken Group Net Proceeds as set forth in Section 6(d)(3).

(3)

Provided that the Common Stock is then Publicly Traded, the Corporation may convert the number of outstanding shares of Preferred Tracking Stock obtained by (I) (x) the  BIGToken Group Allocable Net Proceeds, divided by (y) the BIGToken Group Market Value multiplied by (II) the number of shares outstanding of the Preferred Tracking Stock, into an aggregate number (or fraction) of validly issued, fully paid and non-assessable shares of Common Stock equal to the number of shares of Preferred Tracking Stock to be converted, multiplied by the amount (calculated to the nearest five decimal places) obtained by dividing (I) Preferred Per Share Price on the day immediately preceding the public announcement of the BIGToken Group Net Proceeds as set forth in Section 6(d)(3) by (II) the Average Market Value of one share of Common Stock on the same day.

(4)

Provided that the Common Stock is then Publicly Traded, the Corporation may combine the conversion of a portion of the outstanding shares of Preferred Tracking Stock into Common Stock as contemplated by Section 6(c)(3) with the payment of a dividend on, or the redemption of, shares of Preferred Tracking Stock, as described below, subject to the limitations specified in Section 6(c)(1) (in the case of a dividend) or Section 6(c)(2) (in the case of a redemption) (including the limitations specified in other paragraphs of this Certificate of Incorporation referred to therein).

In the event the Board of Directors elects the option described in this Section 6(c)(4), the portion of the outstanding shares of Preferred Tracking Stock to be converted into validly issued, fully paid and non-assessable shares of Common Stock shall be determined by the Board of Directors and shall be so converted at the conversion rate determined in accordance with Section 6(c)(3), and the Corporation shall (x) pay a dividend to the holders of record of all of the remaining shares of Preferred Tracking Stock outstanding, with such dividend to be paid in accordance with the applicable provisions of Section 3, and / or (y) redeem all or a portion of such remaining shares of the Preferred Tracking Stock. The aggregate amount of such dividend or the portion of the BIGToken Group Allocable Net Proceeds to be applied to such redemption, as applicable, shall be equal to the amount (rounded, if necessary, to the nearest whole number) obtained by (I) an amount equal to the BIGToken Group Allocable Net Proceeds of such BIGToken Group Disposition as of, in the case of a dividend, the record date for determining the holders of the Preferred Trading Stock entitled to receive such dividend and, in the case of a redemption, the BIGToken Group Redemption Selection Date, in each case before giving effect to the conversion of shares of the Preferred Tracking Stock in connection with such BIGToken Group Disposition in accordance with this Section 6(c)(4), multiplied by the Preferred Tracking Stock Allocation Percentage, divided by (II) one (1) minus a fraction, the numerator of which shall be the number of shares of Preferred Tracking Stock to be converted into shares of Common Stock in accordance with this 6(c)(4) and the denominator of which shall be the aggregate number of shares of Preferred Tracking Stock outstanding as of the record date or the BIGToken Group Redemption Selection Date used for purposes of clause (I) of this sentence. In the event of a redemption concurrently with or following any such partial conversion of shares of Preferred Tracking Stock, if the BIGToken Group Disposition was of all (not merely substantially all) of the assets of the BIGToken Group, then all remaining outstanding shares of Preferred Tracking Stock shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to the portion of the BIGToken Group Allocable Net Proceeds, multiplied by the Preferred Tracking Stock Allocation Percentage, to be applied to such redemption determined in accordance with this Section 6(c)(4), such aggregate amount to be allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 6(c). In the event of a redemption concurrently with or following any such partial conversion of shares of Preferred Tracking Stock, if the BIGToken Group Disposition was of not all of the assets of the BIGToken Group, then the number of shares of Preferred Tracking Stock to be redeemed shall be determined in accordance with Section 6(c)(2), substituting for the BIGToken Group Redemption Amount referred to therein the portion of the BIGToken Group Allocable Net Proceeds, multiplied by the Preferred Tracking Stock Allocation Percentage, to be applied to such redemption as determined in accordance with this Section 6(c)(4), and such shares shall be redeemed for cash, Publicly Traded securities (other than securities of the Corporation) or other assets, or any combination thereof, with an aggregate Fair Value equal to such portion of the BIGToken Group Allocable Net Proceeds, multiplied by the Preferred Tracking Stock Allocation Percentage, and allocated among all such shares to be redeemed on an equal per share basis (subject to the provisions of this Section 6(c). In the case of a redemption, the allocation of the cash, Publicly Traded securities (other than securities of the Corporation) and/or other assets to be paid in redemption and, in the case of a partial redemption, the selection of shares to be redeemed shall be made in the manner contemplated by Section 6(c)(2).

For purposes of this Section 6(c) and the definition of “BIGToken Group Disposition” provided in Section 1:

(i)

as of any date, “substantially all of the assets of the BIGToken Group” means a portion of such assets that represents at least 80% of the then-Fair Value of the assets of the BIGToken Group as of such date; and

(ii)

in the case of a BIGToken Group Disposition effected in a series of related transactions, such BIGToken Group Disposition shall not be deemed to have been consummated until the consummation of transactions constituting at least 80% of the then-Fair Value of the assets of the BIGToken Group.

d)

General.

(1)

If the Corporation determines to convert all of the shares of Preferred Tracking Stock pursuant to Section 8, not less than 10 days prior to the BIGToken Group Conversion Date the Corporation shall announce publicly by press release:

(i)

that all outstanding shares of Preferred Tracking Stock shall be converted pursuant to Section 8 on the BIGToken Group Conversion Date;

(ii)

the BIGToken Group Conversion Date, which shall not be more than 45 days following the Determination Date;

(iii)

the number of shares of Common Stock to be received with respect to each share of Preferred Tracking Stock; and

(iv)

instructions as to how shares of Preferred Tracking Stock may be surrendered for conversion.

(2)

If the Corporation determines to redeem shares of Preferred Tracking Stock pursuant to Section 6(b) the Corporation shall announce publicly by press release:

(i)

that the Corporation intends to redeem all outstanding shares of Preferred Tracking Stock for BIGToken Common Stock pursuant to Section 6(b), subject to any applicable conditions;

(ii)

the class or series of securities to be received with respect to the shares of the Preferred Tracking Stock to be redeemed;

(iii)

the BIGToken Group Redemption Selection Date which shall not be earlier than the 10th day following the date of such press release;

(iv)

the BIGToken Group Optional Redemption Date which shall not be earlier then the 10th day following the date of such press release and shall not be later than the 120th Trading Day following the date of such press release; and

 (v)

instructions as to how shares of Preferred Tracking Stock may be surrendered for exchange or redemption, as applicable.

(3)

Not later than the 10th Trading Day following the consummation of a BIGToken Group Disposition referred to in Section 6(c), the Corporation shall announce publicly by press release the BIGToken Group Net Proceeds of such BIGToken Group Disposition. Not later than the 30th Trading Day following the consummation of such BIGToken Group Disposition, the Corporation shall announce publicly by press release (to the extent applicable):

(i)

which of the actions specified in Sections 6(c)(1), (2), (3), or (4) the Corporation has irrevocably determined to take;

(ii)

as applicable, the record date for determining holders entitled to receive any dividend to be paid pursuant to Section 6(c)(1) or (4), the BIGToken Group Redemption Selection Date for the redemption of shares of Preferred Tracking Stock pursuant to Section 6(c)(2) or (4), or the BIGToken Group Conversion Selection Date for the partial conversion of shares of Preferred Tracking Stock pursuant to Section 6(c)(4), which record date, BIGToken Group Redemption Selection Date or BIGToken Group Conversion Selection Date will not be earlier than the 10th day following the date of such public announcement;

(iii)

the anticipated dividend payment date, BIGToken Group Optional Redemption Date, and/or BIGToken Group Conversion Date, as applicable, which in either case shall not be more than 85 Trading Days following such BIGToken Group Disposition; and

(iv)

unless the Board of Directors otherwise determines, that the Corporation shall not be required to register a transfer of any shares of Preferred Tracking Stock for a period of 10 Trading Days (or such shorter period as such announcement may specify) immediately preceding the specified BIGToken Group Redemption Selection Date or the BIGToken Group Conversion Selection Date.

If the Corporation determines to undertake a redemption of shares of Preferred Tracking Stock, in whole or in part, pursuant to Section 6(c)(2) or (4), or a conversion of shares of Preferred Tracking Stock, in whole or in part, pursuant to Section 6(c)(3) or (4), the Corporation will announce such redemption or conversion (which, for the avoidance of doubt, may remain subject to the satisfaction or waiver of any applicable condition precedent at the time of such announcement) publicly by press release, not less than 10 days prior to the BIGToken Group Optional Redemption Date or BIGToken Group Conversion Date, and will announce, as applicable:

(i)

the BIGToken Group Optional Redemption Date or BIGToken Group Conversion Date, which in each case shall not be more than 85 Trading Days following such BIGToken Group Disposition;

(ii)

the number of shares of Preferred Tracking Stock to be redeemed or converted or, if applicable, stating that all outstanding shares of Preferred Tracking Stock will be redeemed or converted;

(iii)

the kind and amount of per share consideration to be received with respect to each share of Preferred Tracking Stock to be redeemed or converted; and

(iv)

instructions as to how shares of Tracking Preferred Stock may be surrendered for redemption or conversion.

Section 7.

Reserved.

Section 8.

Conversion of Preferred Tracking Stock into Common Stock at the Option of the Corporation.

a)

At the option of the Corporation, exercisable at any time the Common Stock is then Publicly Traded, the Board of Directors may authorize (the date the Board of Directors makes such authorization, the “Determination Date”) that each outstanding share of Preferred Tracking Stock be converted into a number (or fraction) of validly issued, fully paid and non-assessable Publicly Traded shares of Common Stock equal to the amount (calculated to the nearest five decimal places) obtained by: (I) the BIGToken Group Market Value multiplied by the Preferred Tracking Stock Allocation Percentage, divided by (II) the total outstanding shares of Preferred Tracking Stock divided by the Average Market Value of a share of Common Stock, provided that such conversion shall only occur if the Common Stock, upon issuance in such conversion, will have been registered under all applicable U.S. securities laws and will be listed for trading on a U.S. securities exchange or inter-dealer quotation system.

b)

If the Corporation determines to convert shares of Preferred Tracking Stock into Common Stock pursuant to this Section 8, such conversion shall occur on a BIGToken Group Conversion Date on or prior to the 45th day following the Determination Date and shall otherwise be effected in accordance with the provisions of Section 6(d).

c)

The Corporation shall not convert shares of Preferred Tacking Stock into shares of Common Stock pursuant to this Section 8 without converting all outstanding shares of Preferred Tracking Stock into shares of Common Stock in accordance with this Section 8.

Section 9.

Miscellaneous.

a)

Duties of the Board of Directors. Holders of the Preferred Tracking Stock may not have all the protections that holders of Common Stock of the Corporation have under applicable law.  The Board of Directors will exercise all decision making with respect to the Preferred Tracking Stock pursuant to applicable law and Board of Director’s business judgement.

b)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Corporate Secretary, e-mail address: CorporateRelations@srax.com, e-mail address or address as the Corporation may specify for such purposes as provided for on its website.  Notices and any follow up information reasonably requested by the Corporation will be deemed delivered hereunder on the third business day after dispatch by a nationally recognized overnight courier service or immediately upon transmission for facsimile and e-mail.

c)

Fractional Shares.  The shares of Preferred Tacking Stock may be issued in fractional shares up to 8 decimal points.

d)

Uncertificated Shares. Shares of the Preferred Tracking Stock will be uncertificated as provided for under the DGCL.

e)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Dover Delaware (the “Delaware Courts”).  The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the

Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding.  The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) or by a nationally recognized overnight courier service to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof which shall be deemed given on the third business day after dispatch.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, each party will bear its own costs, fees, and expenses  incurred in the investigation, preparation and prosecution of such action or proceeding.

f)

Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

g)

Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

h)

Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)

Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*********************

RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this [*] day of September 2019.

__________________________________________ Name: Title:	__________________________________________ Name: Title: